Exhibit 99.1

Concrete Pumping Holdings Reports Strong Third Quarter Fiscal Year 2022 Results

- Revenue Growth of 29%, Raises Full-Year Revenue Outlook

DENVER, CO – September 8, 2022 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the quarter ended July 31, 2022.

Third Quarter Fiscal Year 2022 Summary vs. Third Quarter Fiscal Year 2021 (unless otherwise noted)

●	Revenue increased 29.4% or $23.7 million to $104.5 million compared to $80.8 million.
●	Gross profit increased 16.4% or $6.1 million to $43.3 million compared to $37.2 million.
●	Net income available to common shareholders increased to $14.1 million or $0.24 per diluted share compared to $4.1 million or $0.07 per diluted share.
●	Adjusted EBITDA[1] increased 14.7% to $32.6 million compared to $28.5 million, with Adjusted EBITDA margin of 31.2% compared to 35.2%.
●	Amounts outstanding under debt agreements was $391.9 million, with net debt[1] of $389.4 million. Total available liquidity at quarter end was $134.1 million.

Management Commentary

“The third quarter marks our fourth consecutive quarter of double-digit revenue growth across all our segments, which we consider a testament to the strength and resilience of our business,” said CPH CEO Bruce Young. “Driving these results was strong organic growth in our commercial end-market due to volume and rate improvements, the contribution from recent accretive acquisitions, and continued momentum in our Eco-Pan business. Rising inflation, particularly in diesel fuel, was a headwind that persisted in the quarter, but we remained successful in recalibrating our rates.

“We also continued to execute upon our organic and M&A growth strategies. In late July, we undertook a greenfield expansion strategy in Washington D.C., an area that has experienced robust growth over the past decade. In August, we strengthened our presence with the acquisition of Coastal Carolina Pumping, Inc., the largest concrete pumping service provider in the Carolinas. We expect to deliver value creation using the same proven approach we have taken with our previous acquisitions.

“Heading into the final quarter of our fiscal year, we expect our sales momentum to continue due to the strength in our end-markets and our diverse business model. While inflationary headwinds have started to ease somewhat since the end of our third quarter, we believe we have proven the inelastic nature of our high-value service, which has us well positioned for 2023 and beyond.”

1 Adjusted EBITDA and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the definition of the non-GAAP financial measures used in this release and a reconciliation to the most comparable GAAP measure.

Third Quarter Fiscal Year 2022 Financial Results

Revenue in the third quarter of fiscal year 2022 increased 29.4% to $104.5 million compared to $80.8 million in the third quarter of fiscal year 2021. The increase was primarily attributable to double-digit growth across each of the Company’s segments. Excluding an aggregate of $7.2 million of revenue contribution from the acquisitions of Hi-Tech Concrete Pumping Services (Hi-Tech) and Pioneer Concrete Pumping Service, Inc. (Pioneer) in the third quarter of 2022, organic revenue growth for the quarter increased 20.4% to $97.3 million.

Gross profit in the third quarter of fiscal year 2022 increased 16.4% to $43.3 million compared to $37.2 million in the third quarter of fiscal year 2021. Gross margin was 41.5% compared to 46.1% in the prior year quarter due to inflationary pressures, primarily in the price of diesel fuel.

G&A expenses in the third quarter of fiscal year 2022 were $27.2 million compared to $25.0 million in the third quarter of 2021. As a percentage of revenue, G&A expenses improved to 26.1% in the third quarter of 2022 compared to 30.9% in the third quarter of 2021. The increase in G&A expenses was primarily due to: (1) higher labor and health insurance costs of approximately $1.2 million and $0.4 million, respectively, primarily due to additional personnel that joined the Company as a result of recent acquisitions and (2) an additional $0.4 million related to fluctuations in the Pound Sterling. This was offset slightly by lower amortization of intangible assets expense of $1.2 million.

Net income available to common shareholders in the third quarter of 2022 improved to $14.1 million, or $0.24 per diluted share, compared to net income of $4.1 million or $0.07 per diluted share in the prior year quarter. The improvement was due to the increase in gross profit and a $7.2 million year-over-year change in fair value of warrant liabilities, which reflected a gain of $7.4 million in the third quarter of 2022 as compared to a gain of $0.3 million in the third quarter of fiscal 2021.

Adjusted EBITDA in the third quarter of fiscal year 2022 increased 14.7% to $32.6 million compared to $28.5 million in the third quarter of fiscal year 2021. Adjusted EBITDA margin was 31.2% compared to 35.2% in the prior year quarter. The decrease was primarily attributable to inflationary pressures.

Liquidity

On July 31, 2022, the Company had debt outstanding of $391.9 million, net debt of $389.4 million and total available liquidity of $134.1 million. This reflects the amendment of the Company's existing ABL credit agreement during the third fiscal quarter to provide up to $160.0 million ($125.0 million previously) of commitments.

Segment Results

U.S. Concrete Pumping. Revenue in the third quarter of fiscal 2022 increased 33.3% to $77.4 million compared to $58.0 million in the year-ago quarter. The improvement was primarily driven by revenue generated from Hi-Tech and Pioneer, which were acquired in the fourth quarter of fiscal 2021 and the first quarter of fiscal 2022, respectively, which collectively contributed $7.2 million in revenue in the third quarter. Supplemental revenue growth was a result of organic improvements in volume and rate per hour increases. Net income in the third quarter of fiscal 2022 improved to $4.3 million compared to $1.8 million in the prior year third quarter. Adjusted EBITDA in the third quarter of fiscal 2022 increased 21.6% to $22.4 million compared to $18.4 million in the year-ago quarter.

U.K. Operations. Revenue in the third quarter of fiscal 2022 increased 14.0% to $14.4 million compared to $12.7 million in the year-ago quarter. Excluding the impact from foreign currency fluctuations, revenue would have been up 28.4% from the prior year quarter. Net income in the third quarter of fiscal 2022 was $0.4 million, unchanged compared to the prior year third quarter. Adjusted EBITDA in the third quarter of fiscal 2022 was $4.0 million compared to $4.1 million in the year-ago quarter.

U.S. Concrete Waste Management Services. Revenue in the third quarter of fiscal 2022 increased 26.6% to $12.8 million compared to $10.1 million in the year-ago quarter. The double-digit improvement was a result of organic growth, rate per hour improvements and continued pandemic recovery trends. Net income in the third quarter of fiscal 2022 improved to $2.0 million compared to $1.8 million in the prior year third quarter. Adjusted EBITDA in the third quarter of fiscal 2022 increased 6.5% to $5.7 million compared to $5.3 million in the year-ago quarter.

Management Promotions

Building on its continued strong growth, the Company is announcing the following internal promotions.

Mark Young has been promoted to president of US Concrete Pumping. He previously held the title of general manager of Brundage-Bone, a position he held since 2018. Young brings over 15 years of construction industry experience.

Casey Mendenhall has been promoted to president of Eco-Pan to support this segment’s strong expansion. He has over 25 years of experience in various sectors of the concrete pumping industry and has served as Eco-Pan general manager since 2019.

Commenting on the promotions, CPH CEO Bruce Young said: “Both Mark and Casey are perfect examples of the depth of experience we have on our great team. They have been instrumental in driving growth in their respective businesses, and we look forward to their contributions in these well-deserved new roles.”

Fiscal Year 2022 Outlook

The Company now expects fiscal year 2022 revenue to range between $380.0 million to $390.0 million (versus the $360.0 million to $370.0 million announced in our second quarter earnings release). Adjusted EBITDA is expected to range between $115.0 million to $120.0 million, and free cash flow2 is expected to range between $55.0 million and $60.0 million.

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its third quarter 2022 results.

Date: Thursday September 8, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13732403

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at "https://viavid.webcasts.com/starthere.jsp?ei=1565307&tp_key=036dd09665" and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through September 29, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13732403

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2022, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 locations across 20 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 18 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2022 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and events related to these conditions, such as the ongoing war in Ukraine and the COVID-19 pandemic, on our business, including fluctuations in fuel costs; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports provided to the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Adjusted EBITDA is not pro forma for acquisitions. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s senior notes and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of net debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. Replacement capital expenditures are investments in replacing existing equipment. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets

	July 31,	October 31,
(in thousands)	2022	2021

Current assets:
Cash and cash equivalents	$2,445	$9,298
Trade receivables, net	58,815	49,034
Inventory	5,006	4,902
Income taxes receivable	391	275
Prepaid expenses and other current assets	5,678	4,110
Total current assets	72,335	67,619

Property, plant and equipment, net	385,247	337,771
Intangible assets, net	141,467	158,539
Goodwill	221,615	224,700
Other non-current assets	1,975	2,168
Deferred financing costs	1,829	1,868
Total assets	$824,468	$792,665

Current liabilities:
Revolving loan	$16,884	$990
Current portion of capital lease obligations	108	103
Accounts payable	9,063	10,706
Accrued payroll and payroll expenses	9,334	12,226
Accrued expenses and other current liabilities	35,998	23,940
Income taxes payable	219	274
Total current liabilities	71,606	48,239

Long term debt, net of discount for deferred financing costs	370,128	369,084
Capital lease obligations, less current portion	196	278
Deferred income taxes	72,182	70,566
Warrant liability	7,030	16,923
Total liabilities	$521,142	$505,090

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of July 31, 2022 and October 31, 2021	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,599,833 and 56,564,642 issued and outstanding as of July 31, 2022 and October 31, 2021, respectively	6	6
Additional paid-in capital	378,481	374,272
Treasury stock	(1,856)	(461)
Accumulated other comprehensive income (loss)	(5,056)	3,671
Accumulated deficit	(93,249)	(114,913)
Total stockholders' equity	278,326	262,575

Total liabilities and stockholders' equity	$824,468	$792,665

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021

Revenue	$104,469	$80,761	$286,398	$228,054
Cost of operations	61,135	43,548	170,000	127,676
Gross profit	43,334	37,213	116,398	100,378
Gross margin	41.5%	46.1%	40.6%	44.0%

General and administrative expenses	27,227	24,951	82,497	73,812
Transaction costs	20	111	59	195
Income from operations	16,087	12,151	33,842	26,371

Interest expense, net	(6,517)	(6,153)	(19,126)	(19,082)
Loss on extinguishment of debt	-	-	-	(15,510)
Change in fair value of warrant liabilities	7,420	260	9,894	(11,195)
Other income, net	16	32	69	85
Income (loss) before income taxes	17,006	6,290	24,679	(19,331)

Income tax expense (benefit)	2,510	1,652	3,015	(826)
Net income (loss)	14,496	4,638	21,664	(18,505)

Less accretion of liquidation preference on preferred stock	(441)	(525)	(1,309)	(1,530)

Income (loss) available to common shareholders	$14,055	$4,113	$20,355	$(20,035)

Weighted average common shares outstanding
Basic	54,012,404	53,522,089	53,859,874	53,377,032
Diluted	57,286,563	54,547,494	54,772,441	53,377,032

Net income (loss) per common share
Basic	$0.25	$0.07	$0.36	$(0.38)
Diluted	$0.24	$0.07	$0.35	$(0.38)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Nine Months Ended July 31,
(in thousands)	2022	2021

Net income (loss)	$21,664	$(18,505)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	25,547	21,169
Deferred income taxes	2,690	(1,417)
Amortization of deferred financing costs	1,374	1,877
Amortization of intangible assets	16,958	20,517
Stock-based compensation expense	4,164	5,280
Change in fair value of warrant liabilities	(9,894)	11,195
Loss on extinguishment of debt	-	15,510
Net gain on the sale of property, plant and equipment	(1,460)	(1,125)
Net changes in operating assets and liabilities:
Trade receivables, net	(10,784)	475
Inventory	(265)	122
Prepaid expenses and other current assets	(1,206)	(1,331)
Income taxes payable, net	(171)	750
Accounts payable	(2,311)	(93)
Accrued payroll, accrued expenses and other current liabilities	7,421	5,920
Net cash provided by operating activities	53,727	60,344

Cash flows from investing activities:
Purchases of property, plant and equipment	(80,967)	(34,558)
Proceeds from sale of property, plant and equipment	6,197	5,070
Purchases of intangible assets	(1,450)	-
Net cash used in investing activities	(76,220)	(29,488)

Cash flows from financing activities:
Proceeds on long term debt	-	375,000
Payments on long term debt	-	(381,206)
Proceeds on revolving loan	252,925	201,125
Payments on revolving loan	(236,856)	(202,977)
Payment of debt issuance costs	(290)	(8,464)
Payments on capital lease obligations	(76)	(72)
Purchase of treasury stock	(1,394)	(330)
Proceeds on exercise of options	45	-
Net cash provided by (used in) financing activities	14,354	(16,924)
Effect of foreign currency exchange rate on cash	1,286	(464)
Net increase (decrease) in cash and cash equivalents	(6,853)	13,468
Cash and cash equivalents:
Beginning of period	9,298	6,736
End of period	$2,445	$20,204

Concrete Pumping Holdings, Inc.
Segment Revenue

	Three Months Ended July 31,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	77,352	$58,025	$19,327	33.3%
U.K. Operations	14,417	12,652	1,765	14.0%
U.S. Concrete Waste Management Services	12,813	10,122	2,691	26.6%
Corporate	625	625	-	0.0%
Intersegment	(738)	(663)	(75)	11.3%
	$104,469	$80,761	$23,708	29.4%

	Nine Months Ended July 31,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	$212,189	$166,509	$45,680	27.4%
U.K. Operations	39,980	34,285	5,695	16.6%
U.S. Concrete Waste Management Services	34,551	27,552	6,999	25.4%
Corporate	1,875	1,875	-	0.0%
Intersegment	(2,197)	(2,167)	(30)	1.4%
	$286,398	$228,054	$58,344	25.6%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended July 31,		Three Months Ended July 31,		Change
(in thousands, except percentages)	2022	2021	2022	2021	$	%
U.S. Concrete Pumping	$4,332	$1,844	$22,379	$18,403	$3,976	21.6%
U.K. Operations	441	384	3,955	4,087	(132)	-3.2%
U.S. Concrete Waste Management Services	2,010	1,832	5,681	5,334	347	6.5%
Corporate	7,713	578	625	625	-	0.0%
	$14,496	$4,638	$32,640	$28,449	$4,191	14.7%

	Net Income (Loss)		Adjusted EBITDA
	Nine Months Ended July 31,		Nine Months Ended July 31,		Change
(in thousands, except percentages)	2022	2021	2022	2021	$	%
U.S. Concrete Pumping	$5,292	$(11,759)	$56,163	$49,995	$6,168	12.3%
U.K. Operations	358	254	11,017	10,948	69	0.6%
U.S. Concrete Waste Management Services	5,205	3,282	15,233	13,037	2,196	16.8%
Corporate	10,809	(10,282)	1,875	1,877	(2)	-0.1%
	$21,664	$(18,505)	$84,288	$75,857	$8,431	11.1%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Diluted Earnings Per Share

Q1 2020	$74	$(3)	$24	$20	$4	$(0.06)
Q2 2020	$74	$(59)	$24	$4	$20	$(1.06)
Q3 2020	$77	$3	$30	$6	$24	$0.00
Q4 2020	$79	$(2)	$30	$6	$24	$(0.06)
Q1 2021	$70	$(12)	$22	$8	$15	$(0.24)
Q2 2021	$77	$(11)	$25	$5	$20	$(0.21)
Q3 2021	$81	$5	$28	$17	$11	$0.07
Q4 2021	$88	$3	$28	$27	$1	$0.05
Q1 2022	$85	$1	$24	$35	$(11)	$0.01
Q2 2022	$96	$6	$28	$23	$5	$0.10
Q3 2022	$104	$14	$33	$14	$19	$0.24

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

2 Capital expenditures included $10.6 million of cash outflows related to growth investment for the fiscal 2022 second quarter, $19.1 million related to growth investments for the fiscal 2022 first quarter and $5.9 million and $14.1 million related to growth investments for the fiscal 2021 third and fourth quarters, respectively.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended July 31,		Nine Months Ended July 31,
(dollars in thousands)	2022	2021	2022	2021
Consolidated
Net income (loss)	$14,496	$4,638	$21,664	$(18,505)
Interest expense, net	6,517	6,153	19,126	19,082
Income tax expense (benefit)	2,510	1,652	3,015	(826)
Depreciation and amortization	14,190	13,838	42,505	41,686
EBITDA	37,713	26,281	86,310	41,437
Transaction expenses	20	111	59	195
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	1,333	1,258	4,164	5,280
Change in fair value of warrant liabilities	(7,420)	(260)	(9,894)	11,195
Other income, net	(16)	(32)	(69)	(85)
Other adjustments	1,010	1,091	3,718	2,325
Adjusted EBITDA	$32,640	$28,449	$84,288	$75,857

U.S. Concrete Pumping
Net income (loss)	$4,332	$1,844	$5,292	$(11,759)
Interest expense, net	5,795	5,347	16,879	16,717
Income tax expense (benefit)	1,441	781	738	(2,424)
Depreciation and amortization	9,927	9,206	29,615	27,885
EBITDA	21,495	17,178	52,524	30,419
Transaction expenses	20	111	59	195
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	1,333	1,258	4,164	5,280
Other income, net	(6)	(17)	(43)	(42)
Other adjustments	(463)	(127)	(541)	(1,367)
Adjusted EBITDA	$22,379	$18,403	$56,163	$49,995

U.K. Operations
Net income	$441	$384	$358	$254
Interest expense, net	722	806	2,247	2,365
Income tax expense	153	149	122	51
Depreciation and amortization	1,881	2,042	5,892	6,124
EBITDA	3,197	3,381	8,619	8,794
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Other income, net	(5)	(12)	(11)	(38)
Other adjustments	763	718	2,409	2,192
Adjusted EBITDA	$3,955	$4,087	$11,017	$10,948

U.S. Concrete Waste Management Services
Net income	$2,010	$1,832	$5,205	$3,282
Interest expense, net	-	-	-	-
Income tax expense	796	626	1,832	1,210
Depreciation and amortization	2,170	2,379	6,361	7,050
EBITDA	4,976	4,837	13,398	11,542
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Other income, net	(5)	(3)	(15)	(5)
Other adjustments	710	500	1,850	1,500
Adjusted EBITDA	$5,681	$5,334	$15,233	$13,037

Corporate
Net income (loss)	$7,713	$578	$10,809	$(10,282)
Interest expense, net	-	-	-	-
Income tax expense	120	96	323	337
Depreciation and amortization	212	211	637	627
EBITDA	8,045	885	11,769	(9,318)
Transaction expenses	-	-	-	-
Stock based compensation	-	-	-	-
Change in fair value of warrant liabilities	(7,420)	(260)	(9,894)	11,195
Other income, net	-	-	-	-
Other adjustments	-	-	-	-
Adjusted EBITDA	$625	$625	$1,875	$1,877

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	January 31,	April 30,	July 31,	October 31,	January 31,	April 30,	July 31,	Change in Net Debt
(in thousands)	2021	2021	2021	2021	2022	2022	2022	Q2'22 to Q3'22	YoY
Senior Notes	375,000	375,000	375,000	375,000	375,000	375,000	375,000	-	-
Revolving loan draws outstanding	7,687	1,087	-	990	16,208	29,867	16,884	(12,983)	16,884
Less: Cash	(2,273)	(13,714)	(20,204)	(9,298)	(2,787)	(2,670)	(2,445)	225	17,759
Net debt	380,414	362,373	354,796	366,692	388,421	402,197	389,439	(12,758)	34,643